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                                                                     EXHIBIT 4.1

                           OPHTHALMIC IMAGING SYSTEMS,
                            A CALIFORNIA CORPORATION

                       1995 NONSTATUTORY STOCK OPTION PLAN


     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the business of OPHTHALMIC IMAGING SYSTEMS, a California corporation (the "Company"), and to provide additional incentives to any person, including officers (whether or not they are directors), employed by the Company or retained by the Company as consultants (collectively "Associates"). Options granted hereunder are Nonstatutory Stock Options ("Options").

     2. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of shares of the Company's Common Stock ("Common Stock") which may be optioned and sold under the Plan is 1,035,000 shares. Such shares may be authorized but unissued or reacquired Common Stock. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future option grants under the Plan.

     3.   ADMINISTRATION OF THE PLAN.

          A. PROCEDURE. The Plan shall be administered by (A) the Company's Board of Directors (the "Board") or (B) a committee designated by the Board to administer the Plan on behalf of the Board (the "Committee"), consisting of not less than two (2) members. The Board and the Committee shall hereinafter be collectively referred to as, where appropriate, the "Administrator". Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan. Members of the Board or Committee who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such members may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Option to him or her.

          B. POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, the Administrator shall have the authority: (i) to determine, upon review of relevant information, the fair market value of the Common Stock; (ii) to determine the exercise price of Options to be granted, the Optionees to whom and the time or times at which Options shall be granted, and the number of shares to be represented by each Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any Option; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Administrator; (vii) to accelerate or (with the consent of an Optionee) to defer an exercise date of any Option subject to


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the provisions of Section 8A of the Plan; and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

          C. EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holder of an Option granted under the Plan.

     4.   ELIGIBILITY.

          A. Options under the Plan may be granted only to Associates. An Optionee who has been granted an Option, if he is otherwise eligible, may be granted an additional Option or Options.

          B. The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting engagement by the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or engagement at any time, subject to any contract rights held by such person.

     5. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

     6. TERM OF OPTION. Unless the Administrator determines otherwise, at the time of the grant of an Option, the term of each Option granted under the Plan shall be five (5) years from the date of grant. In all cases the term of the Option shall be set forth in the Option Agreement.

     7.   OPTION PRICE AND CONSIDERATION.

          A. OPTION PRICE. The option price for the shares to be issued pursuant to any Option shall be the fair market value of the Common Stock as is determined by the Administrator. Fair market value of the Common Stock shall be determined by the Administrator in its discretion using such criteria as it deems relevant; provided, however, that where there is a public market for the Common Stock the fair market value per share shall be the average of the last reported bid and asked prices of the Common Stock on the date of grant, as reported in THE WALL STREET JOURNAL (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("Nasdaq") System) or, in the event the Common Stock is listed on a national securities exchange, (within the meaning of Section 6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the fair market value per share shall be the closing price on such exchange on the date of grant of the Option, as reported in THE WALL STREET JOURNAL.

          B. CONSIDERATION. The consideration to be paid for the shares to be issued upon exercise of an Option shall be payment in cash or by check unless payment in some other manner, including by promissory note or such other consideration and method of payment for the issuance of shares as may be permitted under Sections 408 and 409 of the California General Corporation Law, is authorized by the Administrator at the time of the grant of the Option.


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     8.   EXERCISE OF OPTION.

          A. VESTING PERIOD. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement evidencing the Option. An Option may not be exercised for fractional shares or for less than ten (10) shares.

          B. EXERCISE PROVISIONS. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company. As soon as practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the shares purchased. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificates are issued except as provided in Section 10 of the Plan.

          C. TERMINATION OF STATUS AS ASSOCIATE. If an Optionee shall cease to be an Associate for any reason other than permanent and total disability or death, he may, but only within ninety (90) days (or such other period of time as is determined by the Administrator) after the date he ceases to be an Associate, exercise his Option to the extent that he was entitled to exercise it at the date of such termination, subject to the condition that no Option shall be exercisable after the expiration of the Option period.

          D. DISABILITY OF OPTIONEE. In the event of the permanent and total disability during the Option period of an Optionee who is at the time of such disability, or was within the 90-day period prior thereto, an Employee and who was in continuous employment as such from the date of the grant of the Option until the date of disability or termination, the Option may be exercised at any time within one year following the date of disability, but only to the extent of the accrued right to exercise at the time of the termination or disability, whichever comes first, subject to the condition that no Option shall be exercised after the expiration of the Option period.

          E. DEATH OF AN OPTIONEE. In the event of the death during the Option period of an Optionee who is at the time of his death, or was within the 90-day period immediately prior thereto, an Associate and who was in continuous engagement as such from the date of the grant of the Option until the date of death or termination, the Option may be exercised, at any time prior to the expiration of the Option period, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the accrued right to exercise at the time of the termination or death, whichever comes first.

     9. NON-TRANSFERABILITY OF OPTIONS. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent


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and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, except as permitted by the Administrator.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding Option, and the per share price thereof in each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

     The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company or upon any merger or consolidation, if the Company is not the surviving corporation, the Options granted hereby shall terminate and thereupon become null and void; provided, however, that the Optionee shall be given not less than thirty (30) days' notice of such event and the exercisability of each outstanding option shall be accelerated so that the Optionee may within such period exercise up to the entire unexercised portion of his Option.

     11. TIME OF GRANTING OPTIONS. Unless otherwise specified by the Administrator, the date of grant of an Option under the Plan shall be the date on which the Administrator makes the determination granting such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

     12. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.

     13. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which such shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option


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to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     14. RESERVATION OF SHARES. During the term of this Plan the Company shall at all times reserve and keep available the number of shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction and authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

     15. OPTION AGREEMENT. Options granted under the Plan shall be evidenced by Option Agreements.


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